UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 28, 2019

THE MICHAELS COMPANIES, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-36501 (Commission File Number)	37-1737959 (IRS Employer Identification No.)

8000 Bent Branch Drive

Irving, Texas   75063

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (972) 409-1300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐        Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐        Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐        Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐        Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company     ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.     ☐

Item 2.05.     Costs Associated with Exit or Disposal Activities.

In January 2019, The Michaels Companies, Inc. (the “Company”) completed its strategic review of the Pat Catan’s business and, on January 28, 2019, the officers of the Company adopted a plan to close all 35 Pat Catan’s stores and one Prizm Art Store (the “Plan”). The Company intends to rebrand up to 12 of the closed Pat Catan’s stores and re-open them under the Michaels banner.  The Company expects the closure process to be substantially completed by September 30, 2019.  As a result, the Company expects the fiscal 2019 after-tax cost of implementing the Plan to be in the range of $44 million to $48 million, consisting primarily of costs associated with the termination of the remaining lease obligations, the write-off of fixed assets, costs associated with liquidation and employee-related expenses.  The Company expects the after-tax cash benefit of the changes to be in the range of $20 million to $25 million in fiscal 2019.

Pat Catan’s fiscal 2018 net sales are projected to be approximately $111 million with no material impact on the Company’s operating income, excluding the impact of any restructuring charges related to the Pat Catan’s store closures.

The above costs are estimates, and the actual costs may vary.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE MICHAELS COMPANIES, INC.

By:	/s/ Denise Paulonis
Denise Paulonis Executive Vice President – Chief Financial Officer (Principal Financial Officer)

Date: January 30, 2019